Exhibit 10.23

SUMMARY OF INDEPENDENT DIRECTOR COMPENSATION PLAN

VirtualScopics, Inc., (the “Company”) has established the Independent Director Compensation Plan (the “Plan”). The Plan covers all independent non-employee directors of the Company as determined in accordance with the Board of Director’s annual determination of independence for NASDAQ listing standards compliance. The Plan provides for compensation elements comprised of: an initial stock option grant; annual remuneration; and, per meeting fees.

Initial Stock Option Grant. Each participating director is entitled to receive a one-time stock option grant covering 25,000 shares of the Company’s common stock. The stock options are granted under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”), subject to stockholder approval of that 2006 Plan, and an exercise price not below any existing anti-dilution trigger price applicable to the Company. The stock options vest in ¼ increments annually over 4 years beginning on the date of grant. The options are granted at the first Board meeting attended by a director, however, each of the incumbent director serving in 2006 at the time of adoption of the Plan is eligible to receive this initial grant upon adoption of the Plan.

Annual Retainer. Each participating director is entitled to receive an annual retainer in the amount of $5,000. The annual cash retainer will be paid in Company restricted stock from shares reserved under the 2006 Plan, until such time as the Compensation Committee determines the cash position of the Company would allow it to be paid in cash. The shares may contain vesting and other restrictions as determined by the Compensation Committee at the time of grant. Payments will be made quarterly on or about the first business day following the end of a quarter for the previous quarter. The stock price at the close of business on the last business day of the quarter will be used to calculate the number of share equivalents during the period where stock is substituted for cash. Such price, however, shall not be below any existing anti-dilution trigger price applicable to the Company.

Annual Option Grant. Each participating director will be eligible to receive an annual grant of stock options under the 2006 Plan. The amount of the grant will be determined by the Compensation Committee each year at or about the February Board meeting, utilizing performance criteria set forth under the 2006 Plan. The number of options awarded on that date will be determined utilizing the Black-Scholes pricing model to determine a per share “value” divided into an amount up to $15,000, provided that the exercise price shall not be below any existing anti-dilution trigger price applicable to the Company.

Per Meeting Fees. Participating directors will be entitled to receive the following meeting fees:

Board Meetings	$1,500
Committee Meetings	$500
Committee Chair	$750

Directors will not be paid for more than one meeting per day. In the event there are multiple meetings, payment will be made for the meeting requiring the highest fee. Payment can be taken in the form of cash or shares common stock under the 2006 Plan, at the discretion of each director. For administrative purposes, each director will be asked to declare his or her choice on the date of each annual shareholders meeting for the coming year. For those directors electing to take meeting fees in the form of shares, the stock price at the close of business on the last business day of the quarter will be used to calculate the number of shares issued in lieu of cash for the quarter. Such price, however, shall not be below any existing anti-dilution trigger price applicable to the Company.